UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (513) 784-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2007, Chiquita Brands International, Inc. (the “Company”) and certain subsidiaries signed definitive agreements to sell its 12 refrigerated cargo ships and related spare parts for $227 million. As described in more detail below, the ships will be chartered back from entities owned by Eastwind Maritime Inc. (“EW”) and NYKLauritzenCool AB (“NYKLC”). The parties also entered a long-term strategic agreement under which EW, NYKLC and affiliates will serve as Chiquita’s preferred supplier in ocean shipping service between Latin America, Europe and North America. As part of the transaction, the Company’s shipping subsidiary, Great White Fleet Ltd. (“GWF”) will also lease seven additional ships through multi-year time charters commencing in 2008, to replace existing ship charters.

Sale of Ships The sale transactions are illustrated in the diagram below and described in more detail in the following text.

Subsidiaries of GWF which own the twelve ships (BVS Ltd., CDV Ltd., CDY Ltd., CRH Shipping Ltd., GPH Ltd. and Danop Ltd.) and GWF, respectively, have entered into a Memorandum of Agreement (“MOA”) for each ship and a Spare Parts Purchase Agreement to sell these ships and related spare parts for an aggregate purchase price of $227 million. The 12 ships consist of four refrigerated containerships (the “Container Ships”) and eight specialized refrigerated cargo ships (the “Reefer Ships”). Pursuant to the MOAs, (1) each of the Container Ships will be sold to a separate ship-owning entity (Eurus Lima LLC, Eurus Lisbon LLC, Eurus London LLC and Eurus Paris LLC, collectively, the “Container Shipcos”), each of which is a subsidiary of EW and (2) each of the Reefer Ships will be sold to a separate ship-owning entity (Bremen Shipping Corporation, Rostock Shipping Corporation, Italia Shipping Corporation, Scandinavia Shipping Corporation, Belgie Shipping Corporation, Deutschland Shipping Corporation, Nederland Shipping Corporation and Schweiz Shipping Corporation, collectively, the “Reefer Shipcos”) managed commercially by Chartworld Shipping Corporation, whose principal offices are located in Athens, Greece. Each MOA contemplates a closing date by May 31, 2007, subject to certain rights to postpone, with the full purchase price to be paid on the date that title transfers, and a forfeiture of 10% of the purchase price of any ship in the event of a failure by the relevant purchaser to complete the purchase of that ship. The MOAs also contain other customary representations, warranties, obligations, conditions, and termination provisions.

Charterback of Ships The charter back transactions are illustrated in the diagram below and described in more detail in the following text.

The Container Shipcos will timecharter (i.e., with ship management and crew) to GWF three of the Container Ships for a period of seven years, with options to extend for up to an additional five years, and the fourth Container Ship (which is older than the other ships) for a period of three years, with options to extend for up to an additional two years.

The Reefer Ships will be chartered by the Reefer Shipcos on a bareboat basis (i.e., without ship management or crew) to Eystrasalt LLC, an entity owned by NYKLC and EW (“Eystrasalt”), which will manage and crew the Reefer Ships and, in turn, will timecharter them (i.e., with ship management and crew) to Seven Hills LLC, a newly-formed EW subsidiary (“Seven Hills”). Seven Hills, in turn, will timecharter the Reefer Ships to GWF, on substantially identical terms as the time charter from Eystrasalt to Seven Hills, in each case for a period of seven years, with options to extend for up to an additional five years. In connection with the initial bareboat charters of the Reefer Ships from the Reefer Shipcos to Eystrasalt, GWF, with joint and several liability of Chiquita Brands L.L.C. (“CBLLC”), the Company’s major operating subsidiary, has agreed to assume the obligations of Eystrasalt under the bareboat charters in the event of certain non-performance by Eystrasalt; and the Company has agreed to assume CBLLC’s obligations under this assumption agreement under certain default circumstances.

Under each of the 12 time charters to which it is a party, GWF has the right to specify where the ships will sail and which ports they will call upon. GWF’s obligations are to pay a fixed charter hire rate, payable monthly, and bear all voyage expenses (e.g., fuel and port charges). Eystrasalt, in the case of the Reefer Ships, and the relevant Container Shipcos, in the case of the Container Ships, are responsible for operating the ships, and paying operating expenses, including the cost of managing, crewing, insuring, repairing and maintaining them. The aggregate payments on all 12 time charters, not including optional extensions, is approximately $410 million. Net of operating expenses currently incurred by GWF on the 12 vessels, which will be included in the timecharter payments, and expected first-year cost synergies resulting from the transaction, GWF expects to incur incremental cash costs of approximately $28 million annually for the leaseback of the vessels. However, GWF and the Company will no longer incur annual interest payments of approximately $14 million on $170 million of debt which will be repaid as a result of the sale of the ships. In addition, because the proceeds of the sale of the ships will be used to prepay debt, GWF and the Company will avoid minimum principal repayment obligations which would otherwise have been required in the amount of $9 million during the remainder of 2007 and $16-34 million during each of the following 5 years.

The charter agreements provide rights of termination on the part of either party in the event of a default or major breach by the other party, including failure to pay charter hire on the part of GWF, or failure to maintain insurance on the vessel or failure to maintain the vessel in seaworthy condition on the part of Eystrasalt (in the case of the Reefer Ships) or the relevant Container Shipcos (in the case of the Container Ships). The charters contain other customary representations, warranties, obligations, conditions, indemnification provisions, and termination provisions, and include several provisions relating to the operation of these 12 ships which conform to GWF’s existing practices and needs relative to its business.

Other Strategic Agreements In connection with these transactions, the Company, CBLLC, GWF and its ship-owning subsidiaries have entered into a Master Agreement with EW, NYKLC, Seven Hills and Eystrasalt, which sets forth a description of the transactions and other arrangements to be consummated among the parties and the procedures to effect the consummation.

GWF, EW, NYKLC and Seven Hills have also entered into a First Call Agreement under which, as a means to meet GWF’s need for additional cargo carrying capacity beyond that which can be provided by means of the twelve ships subject to the sale and charterback, EW, NYKLC, Seven Hills and affiliates will have a right to act as GWF’s preferred supplier of short- and long-term chartered vessels at competitive rates, using vessels that they control and/or can arrange, that best meet GWF’s needs. In connection with this agreement, NYKLC has agreed to timecharter seven vessels that it controls to GWF (for a period of three years for five vessels, and two years for the other two vessels) commencing in late 2007 and early 2008. These two- and three-year charters contain fixed rates and customary representations, warranties, obligations, conditions, indemnification provisions, and termination provisions; they also include several provisions relating to the operation of the vessels which conform to GWF’s existing practices and needs relative to its business.

Pursuant to a Strategic Services Agreement, EW, NYKLC and Seven Hills have agreed with GWF that they, or affiliates, will provide GWF with strategic services that GWF may require from time to time in connection with the operation of its shipping needs, including consultation about industry developments and future opportunities for the modification, addition or replacement of shipping capacity used by GWF. The Strategic Services Agreement also provides for GWF and these companies to look for, and share the benefits of, value creation or cost savings opportunities that can be leveraged from their general relationship through (a) optimizing utilization of ocean shipping capacity (including combinations of certain shipping activities, consolidation and expansion of commercial revenues on shared and/or complementary trade routes) and (b) realizing operating and cost synergies in areas such as fleet operations and procurement. The Strategic Services Agreement also sets forth general principles relating to ship management which conform to GWF’s existing practices and needs relative to its business which have been agreed to apply to future chartering arrangements.

The First Call Agreement and the Strategic Services Agreement do not have a fixed term; either agreement may be cancelled by any party at the end of any calendar year, with at least nine months’ prior notice and under certain other specified circumstances, in each case subject to the survival of certain rights and obligations.

Guarantees In connection with these transactions, CBLLC has guaranteed the obligations of GWF under the time charters, the Strategic Services Agreement and the First Call Agreement. In addition EW has guaranteed the obligations of Seven Hills and the Container Shipcos, respectively, under the 12 time charters, and the obligations of Seven Hills under the Strategic Services Agreement and the First Call Agreement, and NYKLC has agreed to indemnify EW for 50% of any amounts paid by EW under the guarantee, other than payments by EW relating to obligations of the Container Shipcos under their four time charters.

GWF has chartered vessels from EW and NYKLC from time to time.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2007	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ Jeffrey M. Zalla
Jeffrey M. Zalla
Senior Vice President and Chief Financial Officer